EX.99.1
HILLMAN ANNOUNCES KEY MANAGEMENT CHANGES

JAMES P. WATERS TO RESIGN AS CHIEF EXECUTIVE OFFICER

CINCINNATI, April 29, 2015 -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) and The Hillman Group, Inc. (collectively, the “Company” or “Hillman”) today announced that, following a transition period, James P. Waters will retire as Chief Executive Officer and as a member of the Board of Directors after nearly 16 years of service to the Company.  In connection with the transition, the Company appointed Doug Cahill, its current nonexecutive chairman, as executive chairman.

“On behalf of the Board, I sincerely thank Jim for his valuable contributions and outstanding service throughout his career at Hillman.” said Mr. Cahill, Executive Chairman of the Board of Directors. “We wish Jim and his family the very best.”

“I’ve worked at Hillman for 16 incredible years,” said Mr. Waters.  “I am extremely proud of where we are today as a Company.  Over the past two years, I have guided the Company through its largest acquisition and the CCMP transaction and the Company is now launching its next growth phase.  For me, the decision to step down was difficult, but with the Company performing well, on strong footing, and well-positioned for the future, I must now focus on my family.  I believe that making this decision at this time is optimal for the Company and my vision of my future.  I am sincerely grateful for the support I've received from CCMP and have thoroughly enjoyed my time working with them.  I will miss working with the talented team at Hillman and firmly believe that the Company’s best days lie ahead.”

The Company’s Board of Directors is actively seeking a qualified replacement for a new Chief Executive Officer.

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading distributor of fasteners, key duplication systems, engraved tags, and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories.

For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292